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Exhibit 99.3

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges is calculated as (i) the sum of earnings before taxes from continuing operations plus fixed charges and amortization of capitalized interest less interest capitalized, divided by (ii) fixed charges, which include amortization of expenses related to indebtedness, interest within rental expense and interest expensed and capitalized.

The following table presents our historical ratios of earnings to fixed charges for each of the periods indicated.

	Fiscal year ended June 30,			Nine months ended March 31,
	2005	2004	2003	2006	2005

				(Unaudited)
Ratio of earnings to fixed charges(1)	8.51	6.87	—	5.31	9.74

(1)
Earnings were insufficient to cover fixed charges by $127.2 million for the fiscal year ended June 30, 2003.

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Ratio of Earnings to Fixed Charges